SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                               Hagler Bailly, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                                54-1759180
--------------------------                  -------------------
(State of incorporation or                   (I.R.S. Employer
      organization)                         Identification No.)


           1530 Wilson Boulevard, Suite 900, Arlington, VA     22209
           -----------------------------------------------   ----------
             (Address of principal executive offices)        (zip code)




If this form relates to the                     If this form relates to the
registration of a class of                      registration of a class of
debt securities and is                          debt securities and is to
effective upon filing pursuant                  become effective
to General Instruction A(c)(1)                  simultaneously with the
please check to the following                   effectiveness of a concurrent
box.  / /                                       registration statement under
                                                the Securities Act of
                                                1933 pursuant to
                                                General Instruction
                                                A(c)(2) please check
                                                the following box. / /

Securities to be registered pursuant to Section 12(b) of the Act:
                                None.


Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, par value $.01
                          ----------------------------
                                (Title of class)

Item 1. Description of Registrant's Securities To Be
        Registered.

                  Registrant's Common Stock, par value $.01, is described under the caption "Description of Capital Stock - Common Stock" at page 49 of the Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on February 20, 1997, as amended most recently by Amendment No. 2 filed with the Securities and Exchange Commission on June 11, 1997 (the "Registration Statement"). A copy of page 49 of the Registration Statement is filed herewith and the description of the Common Stock is incorporated herein by reference.

Item 2. Exhibits.


 Exhibit                           Description
 -------                           -----------
    1                 Amended and Restated Articles of
                      Incorporation of Hagler Bailly, Inc.
                      (Incorporated by reference to Exhibit 3.1 of the Registration Statement).
    2                 Amended and Restated Bylaws of Hagler
                      Bailly, Inc. (Incorporated by reference to Exhibit 3.2 of the Registration Statement).
    3 Specimen Common Stock Certificate of Hagler Bailly, Inc. (Incorporated by reference to Exhibit 4.1 of the Registration Statement).
    4 Portion of page 49 of the Registration Statement containing the section entitled "Description of Securities - Common Stock."


                                    SIGNATURE

               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    HAGLER BAILLY, INC.


Date: June 25, 1997                 By: /s/ Henri-Claude Bailly
      -------------                    -------------------------
                                       Henri-Claude A. Bailly
                                       President and Chief
                                       Executive Officer

                                  Exhibit Index

Exhibit
Number              Description                                 Page
-------             -----------                                 ----
1.       Amended and Restated Articles of
         Incorporation of Hagler Bailly, Inc.
         (Incorporated by reference to Exhibit
         3.1 of the Registration Statement).

2.       Amended and Restated Bylaws of Hagler
         Bailly, Inc. (Incorporated by reference to Exhibit 3.2 of the Registration
         Statement).

3.       Specimen Common Stock Certificate of
         Hagler Bailly, Inc. (Incorporated by
         reference to Exhibit 4.1 of the
         Registration Statement).

4.       Portion of page 49 of the Registration                    4
         Statement containing the section entitled
         "Description of Securities - Common Stock."

                                                                       Exhibit 4

                          DESCRIPTION OF CAPITAL STOCK



COMMON STOCK

     Holders of Common Stock are entitled to one vote per share for the election of directors and all other matters submitted for stockholder vote, except matters submitted to the vote of another class or series of shares. Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voting for the election of directors can elect all of the directors if they choose to do so. The holders of Common Stock are entitled to dividends in such amounts and at such times, if any, as may be declared by the Board of Directors out of funds legally available therefor. The Company has not paid any dividends on its Common Stock and does not anticipate paying any cash dividends on such stock in the foreseeable future. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all net assets available for distribution to stockholders after payments to creditors. The Common Stock is not redeemable and has no preemptive or conversion rights.

     The rights of the holders of Common Stock are subject to the rights of the holders of any Preferred Stock which may, in the future, be issued. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in this offering when issued will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     Upon or after the closing of the Offering, the Company will have the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix and determine the relative rights, preferences and limitations of each class or series so authorized without any further vote or action by the stockholders. The Board of Directors may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock and have the effect of delaying or preventing a change in the control of the Company. As of the date of this Prospectus, no shares of Preferred Stock are outstanding. The Company has no current intention to issue any shares of Preferred Stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, BY-LAWS AND DELAWARE LAW

     Certificate of Incorporation and By-Laws. The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors will be divided into three classes of directors, each class constituting approximately one-third of the total number of directors and with the classes serving staggered three-year terms. The By-Laws provide that the Company's stockholders may call a special meeting of stockholders only upon a request of stockholders owning at least 50.0% of the Company's capital stock. These provisions of the Certificate of Incorporation and By-Laws could discourage potential acquisition proposals and could delay, defer or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Certain Anti-takeover Effects."

     Delaware Takeover Statute. The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85.0% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to such plans will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.